400 Collins Road NE Cedar Rapids, Iowa 52498
EXHIBIT 99.1

News Release

Rockwell Collins fourth quarter fiscal year 2010 earnings per share increases 12% to $0.94 on 8% revenue growth

o	The company achieved fiscal year 2010 revenue of $4.67 billion and earnings per share of $3.52

o	Fiscal year 2010 operating cash flow of $711 million increased $78 million, or 12%, compared to 2009

CEDAR RAPIDS, Iowa (October 29, 2010) – Rockwell Collins, Inc. (NYSE: COL) today reported net income of $150 million for fiscal year 2010 fourth quarter ended September 30, 2010, an increase of $16 million, or 12%, from $134 million in the same period last year. Earnings per share improved 10 cents, or 12%, to $0.94 compared to earnings per share of $0.84 for the same period a year ago. Revenues in the quarter increased $92 million, or 8%, to $1.28 billion from revenues of $1.19 billion in the fourth quarter of the prior year.

Cash provided by operating activities for fiscal year 2010 totaled $711 million compared to $633 million reported for fiscal year 2009. The increase resulted primarily from lower payments for employee incentive compensation.

 “As a challenging fiscal year 2010 comes to a close, our company is clearly gaining momentum as we realized year-over-year growth in quarterly EPS for the first time since the first quarter of 2009” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones.  “Both of our businesses provided strong sales and earnings growth this quarter and contributed to record cash flow generation.”

Mr. Jones went on to state, “Looking to 2011, we expect Commercial Systems to experience robust growth as this market continues to improve. Government Systems growth will moderate but still contribute meaningfully to overall company performance that should generate double-digit EPS growth for the year.”

Following is a discussion of fiscal year 2010 fourth quarter sales and earnings for each business segment.

Government Systems

Government Systems, which provides communication and electronic systems, products and services for airborne and surface applications to the U.S. Department of Defense, state and local governments, other government agencies, civil agencies, defense contractors and foreign ministries of defense, achieved 2010 fourth quarter sales of $798 million, an increase of $57 million, or 8%, compared to the $741 million reported for the same period last year.

Airborne solutions sales increased $52 million, or 11%, to $527 million from higher revenues across fixed and rotary wing platforms and simulation and training programs. Surface solutions sales improved $5 million, or 2%, to $271 million as revenue growth in ground-based satellite communication programs was primarily offset by reductions in Joint Tactical Radio System programs as they near completion of the development phase.

Government Systems 2010 fourth quarter operating earnings increased 6% to $169 million, resulting in an operating margin of 21.2%, compared to operating earnings of $159 million, or an operating margin of 21.5%, for the same period last year. The increase in operating earnings was primarily the result of higher sales volume and lower company-funded research and development expenditures, which were partially offset by higher employee incentive compensation and pension expenses.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2010 fourth quarter sales of $484 million, an increase of $35 million, or 8%, compared to sales of $449 million reported for the same period last year.

Aftermarket sales increased $37 million, or 18%, to $242 million, including incremental sales from the acquisition of Air Routing of $10 million. The 13% increase in organic aftermarket revenues was primarily from higher retrofit and spares sales and an increase in avionics service and support revenues, partially offset by lower wide-body in-flight entertainment service revenues. Sales related to aircraft original equipment manufacturers increased $11 million, or 5%, to $231 million primarily due to product deliveries for the Boeing 787 and 747-8 platforms and the Cessna CJ4 aircraft. Sales related to wide-body in-flight entertainment products decreased $13 million to $11 million.

Commercial Systems 2010 fourth quarter operating earnings increased 14% to $81 million, resulting in an operating margin of 16.7% compared to operating earnings of $71 million, or an operating margin of 15.8%, for the same period a year ago. The increase in operating earnings and margin was primarily attributable to sales volume growth partially offset by higher employee incentive compensation and pension expenses.

Corporate and Financial Highlights

General corporate expenses that are not allocated to the company’s business segments increased $8 million to $18 million during the fourth quarter of 2010 primarily due to higher employee incentive compensation and pension expenses. Results for fourth quarter 2009 included a $21 million restructuring charge primarily related to the closure of the company’s San Jose, California manufacturing facility. The company’s effective income tax rate of 31.8% for the fourth quarter of 2010 was higher than the rate of 29.5% for the prior year period primarily due to the absence of the Federal Research & Development Tax Credit, which expired December 31, 2009.

During 2010 the company repurchased 3.2 million shares of its common stock at a total cost of $182 million. During the fourth quarter, the company’s board of directors increased the share repurchase authorization by $300 million. As of the 2010 fiscal year end, the company had $326 million of authorized share repurchases remaining. The company also paid dividends during 2010 totaling $151 million, or 96 cents per share, on its common stock.

Fiscal Year 2011 Outlook

The following table is a complete summary of the company’s fiscal year 2011 financial guidance, which is unchanged from the financial guidance initially provided on September 16, 2010:

•	Total sales	$4.8 Bil. to $5.0 Bil.

•	Total segment operating margins	19.5% to 20.5%

•	Earnings per share(1)	$3.75 to $3.95

•	Cash flow from operations(2)	$650 Mil. to $750 Mil.

•	Research & development costs	$900 Mil. to $950 Mil.

•	Capital expenditures	about $150 Mil.

(1)	Based on an anticipated effective income tax rate in the range of 31% to 32%. The projected effective tax rate assumes a full year of the Federal Research and Development Tax Credit benefit.
(2)
Projected cash provided by operating activities range accommodates a $110 million net increase in pre-production engineering costs, an expected $100 million contribution to the qualified defined benefit pension plan and a $72 million year-over-year increase in employee incentive compensation payments.

Business Highlights

Virgin Blue selected Rockwell Collins Avionics
Rockwell Collins was selected by Virgin Blue to provide its suite of avionics for a recent order of 100 Boeing 737 aircraft. The avionics package will include SAT-2200 satellite communication system, TTR-2100 air traffic monitoring and warning system, WRT-2100 weather radar multiscan threat detection system and GLU-925 multimode receiver.

Rockwell Collins introduced AscendTM Flight Information Solutions
Ascend Flight Information Solutions - a globally available suite of flight support, maintenance operation and cabin services - was introduced by Rockwell Collins. The full range of Ascend solutions is scalable to the size and needs of an individual flight department. These solutions include: flight planning and filing, concierge services, fuel services and weather updates; automatic data transfer of navigation, terrain, graphical weather and other flight deck databases; maintenance diagnostics; and cabin system subscription management, such as TV and other information and entertainment sources.

Tenencia Aerospace Design selected Rockwell Collins Venue™ for Boeing 757 corporate jet
Rockwell Collins’ Venue High Definition Cabin Management System was selected for installation on Tenencia Aerospace Design's Boeing 757 corporate jet. This selection marks the first installation of Venue on Boeing narrow body corporate jet platforms.

Rockwell Collins Venue™ selected by Jet Aviation for installation on A319 corporate jet
Rockwell Collins was selected by Jet Aviation Basel to install its Venue High Definition Cabin Management System on an Airbus A319 corporate jet with an option of two further aircraft.  This selection marks the first installation of Venue on Airbus narrow-body corporate jet platforms.

Rockwell Collins selected to provide cabin core system and In-flight Entertainment Systems for COMAC C919
Rockwell Collins was selected by the Commercial Aircraft Corporation of China (COMAC) to provide the cabin core system (CCS) for its C919 aircraft. The CCS will be standard equipment on all C919 aircraft and will be developed specifically for the C919 to leverage innovations from the Venue Cabin Management System.  Rockwell Collins will team with Shanghai Aero Measurement-Controlling Research Institute (SAMRI) and Cobham, PLC. SAMRI will provide support in the design, development and integration of the CCS, while Cobahm, PLC will provide the public address system.

In addition, Rockwell Collins was selected by COMAC to provide in-flight entertainment (IFE) systems for its C919 aircraft. The IFE will be optional selectable seller furnished equipment and will include a variety of system configurations.

China Eastern selected Rockwell Collins dPAVES™ Boeing 737 Sky Interior
China Eastern selected the Rockwell Collins high-definition dPAVES 737 Boeing Sky Interior IFE solution for 30 Boeing 737NG airplanes. With this award, China Eastern will be the first customer to install this system.

Rockwell Collins selected to provide Primary Flight Control Computer for CSeries aircraft
Rockwell Collins was selected to supply the Primary Flight Control Computer and the Attitude Heading Computer for Bombardier Aerospace's fly-by-wire (FBW) flight control system on Bombardier's CSeries commercial aircraft. The FBW flight control system uses electronic means, rather than traditional mechanical means, to control the aircraft during flight.

Rockwell Collins completed first modernized GPS receiver card development
Rockwell Collins completed two major milestones in the Modernized User Equipment (MUE) receiver development program that will bring next-generation GPS technology to military users. The company delivered receiver cards to support Air Force GPS Wing developmental testing. The goal of the MUE program is to develop GPS receiver technology that incorporates the new military signal and security architecture for enhanced integrity, exclusivity and improved anti-jam capabilities. Rockwell Collins is working to provide warfighters with a more secure and accurate GPS receiver, increasing mission effectiveness and safety.

Rockwell Collins selected for U.S. Navy’s Hawkeye Integrated Training System - Maintenance (HITS-M) program
Rockwell Collins was awarded a four-year contract for the U.S. Navy's HITS-M program. Rockwell Collins will serve as the prime contractor in designing and developing the first integrated maintenance training systems on the E-2D platform.

Sweden’s Defence Materiel Administration (FMV) selected FlexNet™-Four radios for Tactical Data Radio System
Swedish FMV placed an initial production order worth $20.7 million for FlexNet-Four software defined radios to support the country's Tactical Data Radio System (TDRS) program for advanced ground mobile communications. The FlexNet-Four radio provides the TDRS with the ability to handle larger networks while providing the Swedish Armed Forces with mobile wireless networking in a self-contained communications system. The FlexNet-Four embraces the same objectives envisioned by the U.S. Joint Tactical Radio System program and supports real-time network centric operations and enhanced interoperability.

Rockwell Collins flight controls, navigation systems to guide Small Tactical Unmanned Air Systems (STUAS) vehicle
Rockwell Collins will team with Insitu to supply flight control and navigation systems for the STUAS program, which is intended to provide the warfighter with greatly enhanced levels of intelligence, surveillance and reconnaissance (ISR) capabilities. STUAS will provide ISR support for U.S. Marine Corps and U.S. Navy.

Rockwell Collins awarded contract to provide next-generation military test range infrastructure for U. S. Air Force
The U.S. Air Force selected Rockwell Collins as the prime contractor to develop, integrate and deliver the Common Range Integrated Instrumentation System (CRIIS) test range system. The CRIIS program will replace the Advanced Range Data System currently in use at major U.S. military test ranges. The initial contract is for $140 million of revenue and with options the contract could exceed $300 million in revenue.

Conference Call and Webcast Details

Rockwell Collins Chairman, President and CEO Clay Jones and Senior Vice President and CFO Patrick Allen will conduct an earnings conference call at 9:00 a.m. Eastern Time on October 29, 2010. Individuals may listen to the call and view management’s supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 27, 2010.

Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronics solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by nearly 20,000 employees through a global service and support network that crosses 27 countries. To find out more, please visit www.rockwellcollins.com.

This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers (including major U.S. airlines); the health of the global economy, including potential deterioration in economic and financial market conditions; the rate of recovery of the commercial aftermarket; delays related to the award of domestic and international contracts; the continued support for military transformation and modernization programs; potential adverse impact of oil prices on the commercial aerospace industry; the impact of terrorist events on the commercial aerospace industry;  potential declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; customer bankruptcies and profitability; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us and our customers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to our internal performance plans such as our productivity and quality improvements and cost reduction initiatives; achievement of our acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Dan Swenson/Steve Buesing
319.295.0591	319.295.7575
pjtvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2010	2009	2010	2009

Sales
Government Systems	$798	$741	$2,861	$2,579
Commercial Systems	484	449	1,804	1,891
Total sales	$1,282	$1,190	$4,665	$4,470

Segment operating earnings
Government Systems	$169	$159	$606	$602
Commercial Systems	81	71	293	353
Total segment operating earnings	250	230	899	955

Interest expense	(5)	(6)	(20)	(18)
Stock-based compensation	(7)	(3)	(24)	(18)
General corporate, net	(18)	(10)	(54)	(31)
Restructuring	-	(21)	1	(21)
Income before income taxes	220	190	802	867

Income tax provision	(70)	(56)	(241)	(273)
Net income	$150	$134	$561	$594

Diluted earnings per share	$0.94	$0.84	$3.52	$3.73

Weighted average diluted shares outstanding	159.0	159.2	159.2	159.4

The following tables summarize total sales by product category and Commercial Systems sales by type of product or service for the three and twelve months ended September 30, 2010 and 2009 (unaudited, in millions):

	Three Months Ended		Years Ended
	Sept. 30		Sept. 30
	2010	2009	2010	2009

Government Systems sales by product category:
Airborne solutions	$527	$475	$1,852	$1,761
Surface solutions	271	266	1,009	818
Total	$798	$741	$2,861	$2,579

Commercial Systems sales by product category and type of product or service:
Air transport aviation electronics:
Original equipment	$114	$105	$439	$365
Aftermarket	142	134	509	536
Wide-body in-flight entertainment products	11	24	50	85
Total air transport aviation electronics	267	263	998	986

Business and regional aviation electronics:
Original equipment	117	115	466	605
Aftermarket	100	71	340	300
Total business and regional aviation electronics	217	186	806	905
Total	$484	$449	$1,804	$1,891

Commercial Systems sales by type of product or service:
Total original equipment	$231	$220	$905	$970
Total aftermarket	242	205	849	836
Wide-body in-flight entertainment products	11	24	50	85
Total Commercial Systems sales	$484	$449	$1,804	$1,891

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	Sept. 30,	Sept. 30,
	2010	2009
Assets
Cash and cash equivalents	$435	$235
Receivables, net	1,024	913
Inventories, net	1,004	943
Current deferred income taxes	129	154
Other current assets	97	117
Total current assets	2,689	2,362

Property	707	719
Goodwill and intangible assets	1,072	964
Long-term deferred income taxes	389	371
Other assets	207	229
Total assets	$5,064	$4,645

Liabilities and equity
Short-term debt	$24	$-
Accounts payable	420	366
Compensation and benefits	259	199
Advance payments from customers	324	349
Product warranty costs	183	217
Other current liabilities	242	228
Total current liabilities	1,452	1,359

Long-term debt, net	525	532
Retirement benefits	1,420	1,254
Other liabilities	181	205

Equity	1,486	1,295
Total liabilities and equity	$5,064	$4,645

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited)
(in millions)

	Years Ended
	Sept. 30
	2010	2009
Operating Activities:

Net income	$561	$594
Adjustments to arrive at cash provided by operating activities:
Restructuring and asset impairment charge (adjustment)	(1)	21
Depreciation	112	114
Amortization of intangible assets	37	30
Stock-based compensation expense	24	18
Compensation and benefits paid in common stock	64	63
Tax benefit from stock-based compensation	18	2
Excess tax benefit from stock-based compensation	(17)	(2)
Deferred income taxes	86	88
Pension plan contributions	(110)	(139)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(32)	39
Inventories	(96)	12
Accounts payable	43	(63)
Compensation and benefits	64	(122)
Advanced payments from customers	(25)	15
Product warranty costs	(34)	(10)
Income taxes	30	-
Other assets and liabilities	(13)	(27)
Cash Provided by Operating Activities	711	633

Investing Activities:

Property additions	(109)	(153)
Acquisition of businesses, net of cash acquired	(96)	(146)
Purchase of short-term investments	(21)	-
Acquisition of intangible assets	(7)	(2)
Proceeds from the disposition of property	1	-
Other investing activities	-	(1)
Cash Used for Investing Activities	(232)	(302)

Financing Activities:

Purchases of treasury stock	(183)	(153)
Cash dividends	(151)	(152)
Decrease in short-term borrowings	-	(287)
Net proceeds from the issuance of long-term debt	-	296
Proceeds from the exercise of stock options	38	19
Excess tax benefit from stock-based compensation	17	2
Cash Used for Financing Activities	(279)	(275)

Effect of exchange rate changes on cash and cash equivalents	-	4

Net Change in Cash and Cash Equivalents	200	60

Cash and Cash Equivalents at Beginning of Year	235	175
Cash and Cash Equivalents at End of Year	$435	$235